Exhibit 10.1

TRANSITION AND ADVISORY AGREEMENT

THIS TRANSITION AND ADVISORY AGREEMENT (this “Agreement”) dated as of January 31, 2014 (the “Effective Date”) is by and among SCBT (the “Bank”), First Financial Holdings, Inc. (F/K/A SCBT Financial Corporation) (either individually or together with the Bank, the “Company”), and R. Wayne Hall (“Hall”).

WHEREAS, Hall has extensive experience and knowledge, including with the Bank and the Company (and predecessor companies), relating to the sound and efficient management and integration of financial institutions and has significant experience in the Charleston, South Carolina market;

WHEREAS, Hall entered into an employment agreement with the Company, dated as of February 19, 2013, which became effective July 24, 2013 (the “Employment Agreement”), pursuant to which he currently serves as President and Chief Risk Officer of the Company;

WHEREAS, the parties acknowledge that they have reached a mutual agreement that Hall shall continue to be employed by the Company with different duties and responsibilities through June 30, 2015 (the “Transition Date”); and

WHEREAS, the Company wishes to continue to retain the services of Hall following the Transition Date, on an advisory basis, on the terms and conditions set forth herein, and Hall has agreed to so serve the Company and its affiliates in such role following the Transition Date.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.
Term.  The Company shall retain Hall pursuant to the terms of this Agreement for a term commencing on the Effective Date and ending on July 23, 2018 or upon the earlier termination of this Agreement in accordance with Section 5 hereof (the “Term”).

2.	Services.

(a)
Prior to the Transition Date, Hall shall continue to serve as President of the Company and shall have duties, responsibilities, rights, power and authority that may be from time to time delegated or assigned to him by the Chief Executive Officer of the Company or his designee.  From the Transition Date through the end of the Term (the “Advisory Period”), Hall shall serve the Company in the role of Senior Banking Advisor and shall report directly to the Chief Executive Officer of the Company and shall provide services at the request of the Chief Executive Officer of the Company or his designee.  It is the expectation of Hall and the Company that the level of services to be provided by Hall during the Term (including, for the avoidance of doubt, the Advisory Period) shall be no less than forty (40) hours per month.

THIS AGREEMENT IS SUBJECT TO BINDING
ARBITRATION PURSUANT TO S. C. CODE 15-48-10 ET SEQ.,
AS AMENDED FROM TIME TO TIME

(a)
Hall shall be nominated for election as a member of the Board of Directors of the Company (the “Board”) at the April 2014 shareholders meeting.  From and after the April 2015 shareholders meeting, Hall shall no longer be nominated for election as a member of the Board.

3.	Pre-Transition Date Compensation.

(a)
Base Salary.  While Hall is employed from the Effective Date through the Transition Date (the “Transition Period”), the Company shall pay Hall an annual base salary of $475,000, subject to applicable federal and state income and social security tax withholding requirements (the “Base Salary”).  The Base Salary shall be paid in accordance with the Company’s customary payroll practices.

(b)
Incentive Bonus Plan.  During the Transition Period, Hall shall be entitled to participate in the Company’s incentive-based bonus plans, applicable to his employment position, in accordance with both the terms and conditions of such plans and the Company’s policies and procedures as established and amended from time to time with a target of $200,000 and a maximum of $300,000.  Any incentive-bonus payment made to Hall shall be subject to applicable federal and state income and social security tax withholding requirements.

(c)
Reimbursement for Business Expenses.  During the Transition Period, the Company shall pay or reimburse Hall for all reasonable travel and other business-related expenses incurred by him in performing his duties under this Agreement.  Such expenses shall be appropriately documented and submitted to the Company in accordance with the Company’s policies and procedures as established from time to time.  In no event, however, shall reimbursement of expenses be paid later than the end of the year following the year in which the expense was incurred.

(d)
Vacation and Sick Leave.  During the Transition Period, Hall shall be provided with vacation and sick leave in accordance with the Company’s policies and procedures for senior executives as established from time to time.

(e)
Employee Benefit Plans.  During the Transition Period, Hall shall be entitled to participate in the employee benefit plans of the Company or its successors or assigns, as presently in effect or as they may be modified or added to from time to time, to the extent such benefit plans are provided to other similarly situated employees.

(f)
Other Fringe Benefits.  During the Transition Period, the Company shall (i) provide Hall with the use of an automobile and (ii) reimburse Hall for the expense of his attendance at such meetings and conventions as the Company requires him to attend.  As soon as practicable following the end of the Transition Period, the Company shall transfer ownership to Hall of the automobile referenced in clause (i) of this Section 3(f).  Any and all reimbursements payable to Hall for attending meetings and conventions which Hall is required by the Company to attend shall be paid no later than the end of the year following the year in which the expense was incurred.

4.	Advisory Period Compensation.

(a)
Monthly Salary.  During the Advisory Period, Hall shall receive a monthly salary, payable on the first business day of the applicable month in arrears (the “Monthly Salary”) at a rate of $39,583.00 per month, subject to applicable federal and state income and social security tax withholding requirements.  The Monthly Salary shall be paid in accordance with the Company’s customary payroll practices.

(b)
Advisory Incentive Opportunity.  During the Advisory Period, Hall shall have the opportunity to earn an annual incentive payment of up to $200,000 based on the achievement of annual performance goals relating to the advisory services provided by Hall, with such performance goals to be set annually by the Chief Executive Officer.  Annual incentive payments, if any, shall be paid at the same time as incentive payments are made to senior executives of the Company.  Any annual incentive payments made to Hall shall be subject to applicable federal and state income and social security tax withholding requirements.

(c)
Continued Vesting of Restricted Stock Units.  During the Advisory Period, Hall shall continue to vest in the Restricted Stock Units granted to him on July 26, 2013 and such Restricted Stock Units shall vest and settle in accordance with the terms of the applicable award agreement.

(d)
Reimbursement for Business Expenses.  During the Advisory Period, the Company shall pay or reimburse Hall for all reasonable travel and other business related expenses incurred by him in performing his duties under this Agreement.  Such expenses shall be appropriately documented and submitted to the Company in accordance with the Company’s policies and procedures as established from time to time.  In no event, however, shall reimbursement of expenses be paid later than the end of the year following the year in which the expense was incurred.

(e)
Vacation and Sick Leave.  During the Advisory Period, Hall shall be provided with vacation and sick leave in accordance with the Company’s policies and procedures for senior executives as established from time to time.

(f)
Employee Benefit Plans.  During the Advisory Period, Hall shall be entitled to participate in the employee benefit plans of the Company or its successors or assigns, as presently in effect or as they may be modified or added to from time to time, to the extent such benefit plans are provided to other similarly situated employees.

For the avoidance of doubt, all payments paid or payable to Hall pursuant to this Section 4 shall be subject to reduction to the extent necessary in accordance with Section 11 of this Agreement.

5.	Termination.

(a)
The Company may terminate this Agreement with or without Cause by providing written notice to Hall of such termination and the effective date thereof (the date of termination of this Agreement, the “Termination Date”). For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following:

(i)	the repeated failure of Hall to perform his responsibilities and duties hereunder;

(ii)	the commission of an act by Hall constituting dishonesty or fraud against the Company or the Bank

(iii)	being charged with a felony;

(iv)
Hall is determined to have been on the job while under the influence of alcohol, unauthorized or illegal drugs, prescription drugs that have not been prescribed for Hall, or other substances that have the potential to impair Hall’s judgment or performance;

(v)	bringing firearms or weapons into the workplace;

(vi)	Hall’s failure to comply with policies, standards, and regulations of Company;

(vii)	engagement in conduct which is in material contravention of any federal, state or local law or ordinance other than a minor offense which does not reflect or impact upon the Company or Bank;

(viii)	Hall’s engagement in conduct which is unbecoming to or inconsistent with the duties and responsibilities of a member of management of or a senior advisor to the Company or the Bank;

(ix)	Hall engaging in sexual or other form of illegal harassment;

(x)
the commission of an act by Hall involving gross negligence or moral turpitude that brings the Company or any of its affiliates into public disrepute or disgrace or causes material harm to the customer relations, operations or business prospects of the Company or its affiliates; or

(xi)	Hall’s breach of Section 6 or 7 of this Agreement.

(b)
Hall may terminate this Agreement at any time and for any reason (or no reason) by providing written notice of such termination and the Termination Date to the Company no less than 30 days prior to the Termination Date.

(c)	Termination Payment.

(i)
In the event of a termination of Hall’s employment or services by the Company with Cause, due to Disability (as defined below) or by Hall for any reason, the Company shall have no further obligation to Hall following the Termination Date other than to pay to Hall, an amount equal to (A) only if Hall has not yet been paid his Base Salary or Monthly Salary for the calendar month in which the Termination Date occurs, the earned Base Salary or Monthly Salary, as applicable, such payment to be made on the date the applicable payment would have been made had such termination not occurred and (B) any unreimbursed reasonable business expenses incurred prior the Termination Date in connection with Hall’s performance of services hereunder that are documented in accordance with the Company’s expense reimbursement policy.

(ii)
In the event of a termination of Hall’s employment or services by the Company without Cause, subject to (A) the execution and non-revocation of a settlement agreement that will include a full waiver and release of all claims, including potential claims known or unknown, against the Company, FHF, the Bank, their officers, directors, agents and employees in a form satisfactory to the Company, (B) compliance with Sections 6 and 7 of this Agreement and (C) potential reduction pursuant to Section 11 of this Agreement, the Company shall continue to pay the Base Salary or Monthly Salary, as applicable, on the same schedule as if Hall continued to provide services during the applicable period; provided, however, that the first payment shall be made on the 55th day following the Termination Date (the “First Payment Date”) (with all amounts that would be paid in the ordinary course between the Termination Date and the First Payment Date being paid on the First Payment Date).  The Company will also reimburse Hall for any unreimbursed reasonable business expenses incurred prior to the Termination Date in connection with Hall’s performance of services hereunder that are documented in accordance with the Company’s expense reimbursement policy.

(iii)
In the event of a termination of Hall’s employment or services due to death, the Company shall have no further obligation to Hall (or his estate) following the Termination Date other than to pay to Hall’s estate, an amount equal to (A) only if Hall has not yet been paid his Base Salary or Monthly Salary for the calendar month in which the Termination Date occurs, the earned Base Salary or Monthly Salary, as applicable, such payment to be made on the date the applicable payment would have been made had such termination not occurred, (B) any unreimbursed reasonable business expenses incurred prior the Termination Date in connection with Hall’s performance of services hereunder that are documented in accordance with the Company’s expense reimbursement policy and (C) within 30 days following the Termination Date, a lump sum payment in amount equal to the lesser of (1) the Base Salary and/or Monthly Salary paid to Hall for the twelve month period preceding the Termination Date, or (2) the remaining Base Salary and/or Monthly Salary, as applicable, that would have been payable hereunder if Hall continued to provide services during the applicable period.

(iv)
Other than payments or benefits required to be paid or provided, or which Hall is eligible to receive under any plan, program, policy or practice with, or contract or agreement of, the Company or any of its affiliated entities through the Termination Date, the payments expressly provided under this Section 5 shall be in full satisfaction of the Company’s obligations to Hall upon his termination of employment.  For the avoidance of doubt, except as set forth in Sections 5(c)(ii) or 5(c)(iii), upon termination of employment, Hall or Hall’s estate (as applicable) shall not be eligible for severance under any plan, program, policy or practice with or contract or agreement of, the Company or any of its affiliated entities.

(v)
For the purposes of this Agreement, “Disability” means “disability” (as such term is defined under the Company’s disability insurance policy maintained for executives of the Bank, from time to time) suffered by Hall for a continuous period of at least six months or any impairment of mind or body that is likely to result in a “disability” of Hall for more than three months during any twelve-month period.

(d)
Resignation from All Positions.  Notwithstanding any other provision of this Agreement to the contrary, at the request of the Chief Executive Officer of the Company, whether on the Transition Date or upon Hall ceasing to provide services to the Company, Hall shall immediately resign from all positions that he holds with the Company or any affiliate of the Company.  Hall hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon the requested date, regardless of when or whether he executes any such documentation.

6.
Confidential Information.  Hall acknowledges that during, and as a result of, providing services to the Company and the Bank and any of their respective affiliates, Hall will acquire, be exposed to and have access to material, data and information of the Company and its affiliates and/or its customers or clients that is confidential or proprietary.

(a)
Use and Maintenance of Confidential Information.  At all times, both during and after the Term, Hall shall keep and retain in confidence and shall not disclose, except as required in the course of Hall’s providing services to the Company and the Bank and to their respective affiliates, either as an employee or an independent contractor, to any person or entity, or use for his own purposes, any of this proprietary or confidential information.  For purposes of this Section 6, such information shall include, but shall not be limited to:  (i) the Company’s or the Bank’s standard operating procedures, processes, know-how and technical and product information, any of which is of value to the Company or the Bank and not generally known by the Company’s or the Bank’s competitors or the public; (ii) all confidential information obtained by the Company or the Bank from third parties and customers concerning the business of the Company, including any customer lists or data; and (iii) confidential business information of the Company or its affiliates, including marketing and business plans, strategies, projections, business opportunities, client lists, customer lists, confidential information by customers or clients, sales and cost information and financial results and performance. Hall acknowledges that the obligations pertaining to the confidentiality and non-disclosure of information shall remain in effect indefinitely, or until the Company has released any such information into the public domain, in which case Hall’s obligation hereunder shall cease with respect only to such information so released.

(b)
Return of Information.  Hall acknowledges that all information, the disclosure of which is prohibited by Section 6(a) above, is of a confidential and proprietary character and of great value to the Company and shall remain the exclusive property of the Company.  Upon ceasing to provide services to the Company, Hall agrees to immediately deliver to the Company all records, calculations, memoranda, papers, data, lists and documents of any description which refer to or relate in any way to such information and to return to the Company any of its equipment and property which may then be in Hall’s possession or under his control.

(c)
No Removal of Information.  Except as necessary to perform the required services, under no circumstances shall Hall remove from the Company’s or the Bank’s office any of the Company’s books, records, documents, blueprints, customer lists, any other stored information whether stored as paper, electronically or otherwise, or any copies thereof, without the written permission of the Company; nor shall Hall make any copies of such books, records, documents, blueprints, customer lists, or other stored information for use outside of the Company’s offices except as specifically authorized by the Company or as necessary to perform his job.

7.	Restrictive Covenants

(a)	Noncompetition and Nonsolicitation. Hall shall not take any of the following actions during the applicable Restricted Period (as defined below).

(i) Become employed by (as an officer, director, employee, consultant or otherwise), involved or engaged in, or otherwise commercially interested in or affiliated with (other than as a less than 5% equity owner of any corporation traded on any national, international or regional stock exchange or in the over-the-counter market) any person or entity that competes with the Company or an affiliate thereof (each, a “Company Affiliate”) in the business of providing traditional banking services.  Further, Hall shall not without the written permission of the Company become employed by (as an officer, director, employee, consultant or otherwise), involved or engaged in, or otherwise commercially interested in or affiliated with (other than as a less than 5% equity owner of any corporation traded on any national, international or regional stock exchange or in the over-the-counter market) any person or entity that competes with the Company Affiliate with respect to any of the other services provided by the Company and its affiliates during the Term, but such permission by the Company shall not be unreasonably denied.

(ii) Solicit or attempt to solicit, for competitive purposes, the business of any of the clients or customers of any Company Affiliate, or otherwise induce such customers or clients or prospective customers or clients to reduce, terminate, restrict or alter their business relationship with any Company Affiliate in any fashion.

(iii) Induce or attempt to induce any employee of any Company Affiliate to leave the Company for the purpose of engaging in a business operation that is competitive with the Company.

(b)
Restricted Period.  For the purpose of this Agreement, “Restricted Period” shall mean (i) in the event of a termination of this Agreement by the Company without Cause, the period beginning on the Effective Date and ending on July 24, 2018 or (ii) in the event of a termination of employment by the Company for Cause, termination of this Agreement due to Disability or resignation by Hall, the one-year period immediately following the date of such termination.  If Hall is found to have violated the covenants contained herein during the Restricted Period such Restricted Period shall be extended for a period equal to the amount of time Hall is found to have been in noncompliance with this Section 7.

(c)
Geographic Scope.  The restrictions on competition set forth in this section shall apply to any county in the State of South Carolina or any county in any other state in which the Company or Company Affiliate is conducting business operations during the Restricted Period.  However, the restrictions are intended to apply only with respect to personal activities of Hall within any such county and shall not be deemed to apply if Hall is employed by a corporation that has branch offices within any such county but Hall does not personally work in or have any business contacts with persons in such county.

(d)	Providing Copy of Agreement. Hall shall provide a copy of this Agreement to any person or entity with whom Hall interviews during the time limitations set forth in this Section 7.

(e)
Hall’s Representation.  Hall represents that his experience and capabilities are such that the provisions of this Section 7 will not unreasonably limit him in earning a livelihood in the event that Hall ceases to provide services to the Company.

(f)	Obligations Survive. Hall’s obligations under Sections 6 and 7 shall survive any termination of this Agreement.

8.	Company’s Right to Obtain an Injunction. Hall acknowledges that the Company will have no adequate means of protecting its rights under Sections 6 and 7 other than by securing an injunction.

(a)
Hall agrees that the Company is entitled to enforce this Agreement by obtaining a preliminary and permanent injunction and any other appropriate equitable relief in any court of competent jurisdiction.  Hall acknowledges that the Company’s recovery of damages will not be an adequate means to redress a breach of this Agreement.  Nothing contained in this Section 8 shall prohibit the Company from obtaining any appropriate remedies in addition to injunctive relief, including recovery of damages.

(b)
If a court determines that this Agreement or any covenant contained herein is unreasonable, void or unenforceable, for any reason whatsoever, then in such event the parties hereto agree that the duration, geographical or other limitation imposed herein should be such as the court determines to be fair and reasonable, it being the intent of each of the parties hereto to be subject to an agreement that is necessary for the protection of the legitimate interest of the Company and its successors or assigns and that is not unduly harsh in curtailing the legitimate rights of Hall.  If the court declines to define less broad permissible restrictions, the parties agree to submit to binding arbitration within the permissible scope of reasonable restrictions, pursuant to the South Carolina Uniform Arbitration Act, and agree that such arbitration result shall be incorporated into this Agreement and that this Agreement will be amended accordingly.

(c)
Hall agrees that if he breaches any of the covenants set forth in this Agreement, the Company shall be entitled to set off its damages against any amount owed by the Company (or successor) to Hall and to cease making payments to Hall pending a resolution of the controversy.  This Section 8(c) shall in no way limit the Company’s right to simultaneously seek and obtain injunctive relief as set forth in Section 8(a).

9.	Cooperation. Hall will fully cooperate with the Company and take reasonable steps necessary to ensure a smooth transition of Hall’s current job duties and responsibilities as requested by the Company.

10.
Section 280G Considerations. In the event that any payment or distribution by the Company or any other person or entity to Hall or for Hall’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) is determined to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (such excise tax, together with any interest or penalties incurred by Hall with respect to such excise tax, the “Excise Tax”), then such Payments shall be reduced to one hundred dollars less than the amount of the Payments that would subject Hall to the Excise Tax (the “Safe Harbor Amount”).  If a reduction in the Payments is necessary so that the Payments equal the Safe Harbor Amount, [then any remaining Payments shall be reduced proportionately in order to for the reduction to be achieved.  All determinations required to be made under this Section 11, including whether and when the Safe Harbor Amount is required and the amount of the reduction of the Payments and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm designated by the Company (the “Accounting Firm”).  All fees and expenses of the

Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and Hall.

11.	Governing Law. This Agreement has been executed and delivered in the State of South Carolina, and the laws of such state shall govern its validity, interpretation, performance and enforcement.

12.
Arbitration.  With the exception of enforcement of the covenants discussed in Sections 6 and 7 of this Agreement, all claims, disputes and other matters in question between the Company, or it successors, and Hall including those arising out of, or relating to, this Agreement or the validity, interpretation, enforceability or breach thereof, which are not resolved by agreement of the parties, shall be subject to binding and mandatory arbitration pursuant to the South Carolina Uniform Arbitration Act contained in S.C. Code §§ 15-48-10 et seq., as amended from time to time.  Such arbitration shall be held in Columbia, South Carolina and shall be conducted in accordance with the rules of the American Arbitration Association, and judgment upon such award may be entered in any court having jurisdiction.  The expenses of the arbitration shall be borne by the Company or its successor; however, each party shall bear his or its own costs and attorney’s fees unless a statutory cause of action provides for such an award.

13.	Successors.

(a)
This Agreement is personal to Hall and without the prior written consent of the Company shall not be assignable by Hall.  This Agreement and any rights and benefits hereunder shall inure to the benefit of and be enforceable by Hall’s legal representatives, heirs or legatees.  This Agreement and any rights and benefits hereunder shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(b)
The Bank and the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank and/or the Company to assume expressly and agree to satisfy all of the obligations under this Agreement in the same manner and to the same extent that the Company would be required to satisfy such obligations if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company and the “Bank” shall mean the Bank, each as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

14.
Section 409A.  If the Company determines that any compensation provided by this Agreement may result in the application of Section 409A of the Code, the Company may, without the consent of Hall, modify the Agreement to the extent and in the manner the Company deems necessary or advisable in order to exclude such compensation from the definition of “deferred compensation” within the meaning of Section 409A of the Code or in order to comply with the provisions of Section 409A of the Code, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions. Any payments that qualify for the “short-term” deferral exception under Treasury Regulations Section 1.409A-1(b)(4), the “separation pay” exception under Treasury Regulations Section 1.409A-1(b)(9)(iii) or any other exception under Section 409A of the Code will be paid under the applicable exceptions to the greatest extent possible. Each amount to be paid or benefit to be provided to Hall pursuant to this Agreement, which constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code, shall be construed as a separate identified payment for purposes of Section 409A of the Code. Anything in this Agreement to the contrary notwithstanding, if at the time of Hall’s separation from service within the meaning of Section 409A of the Code, Hall is considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment that Hall becomes entitled to under this Agreement is considered deferred compensation subject to interest, penalties and additional tax imposed pursuant to Section 409A of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earlier of (i) six months and one day after Hall’s separation from service or (ii) Hall’s death. In no event shall the date of termination of Hall’s employment be deemed to occur until Hall experiences a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the date of termination.

15.
Withholding.  The Company may withhold from any amounts payable under this Agreement such United States federal, state or local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

16.
Notices.  All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person (with respect to the Company, to the Company’s Secretary) or when mailed, if mailed by certified mail, return receipt requested.  Notices mailed shall be addressed, in the case of Hall, to his last known residential address, and in the case of the Company, to its corporate headquarters, attention of the Secretary, or to such other address as Hall or the Company may designate in writing at any time or from time to time to the other party in accordance with this Section.

17.
Severability.  If any provision contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

18.	Survival. The provisions of Sections 6, 7, 8, 9 and 10 hereof shall survive any termination of the Term or this Agreement.

19.	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

20.
Amendment; Waiver.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Hall and the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

21.
Entire Agreement. Except as expressly provided herein, as of the Effective Date this Agreement represents the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, supersedes any and all other agreements, verbal or otherwise, between the parties hereto concerning such subject matter, including, without limitation, the Employment Agreement, and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not expressly set forth in this Agreement.

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have hereunto executed this Agreement as of the day and year first above written.

FIRST FINANCIAL HOLDINGS, INC.

By	/s/ Robert R. Hill, Jr.
Name:	Robert R. Hill, Jr.
Title:	Chief Executive Officer

SCBT

By	/s/ Robert R. Hill, Jr.
Name:	Robert R. Hill, Jr.
Title:	Chief Executive Officer

/s/ R. Wayne Hall
R. Wayne Hall

[Signature Page to W. Hall Transition and Advisory Agreement]